AGREEMENT #50113430

To install and assembly the electrical lines

Signed on 20.08.1999 in Lublin between International Eco-Waste Systems S.A., located at 12/3 Zloczowska Street, 03-972 Warsaw, represented by:

1. Tragarz Zibgniew - President of the Board

2. Waldemar Dziak - Vice President

and "Elektromontaz S.A. in Lublin",

located in Lublin, 1 Diamentowej Street, 20-447 Lublin/ registered in the Provincial Court in Lublin, VII Commercial Section, Registration #HB-2556, capitalization in the amount of 1,338,700 (CAD514,800); members of the Board: Marek Gromaszek - President, Janusz Ropa - Vice Precedent, Irena Kacprzak - Vice President; called in this Agreement "Contractor", represented by:

1. Vice-President of Marketing and Production, Janusz Ropa, P. Eng.

2. Director of Production and Construction, Jan Mitura, P.Eng.

The following are the excerpt from this contract:

The initial contractual price is estimated at 286,050 zl. (CAD110,000) plus VAT (value added tax). Included in this price are:

Electrical Station 209,100 (CAD80, 000) + VAT

Assembly 20,100 (CAD7, 700) + VAT

Construction of power line 56,850 (CAD21, 800) + VAT

1. These costs will not increase unless there are changes to the design drawings already submitted to the Contractor (enclosed). If there are changes, the Contractor will adjust the pricing according to the additional work required by the new design.

2. Any additional charges will be calculated based on the enclosed pricing schedule.

3. The payments will be aid on a monthly basis and after the work has been approved by an inspector.

4. The payments will be made to the Bank PKO S.A. Groupa PKO S.A. III/Lublin #10701281-491-2221-0100. No later than 14 days after receiving an invoice.

5. Purchaser will pay 40% of the total costs of this contract within 14 days from signing this contract.

6. The purchaser will sign off and approve the project within 14 days from the completion date.

7. The final payment will be made within 14 days after approval of the project completion.

This document is a fair and accurate translation of the original Polish document.